UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 6, 2006
IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1

(Address of Principal Executive Office)	(Zip Code)
(604) 688-8323

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets
Item 3.02.     Unregistered Sales of Equity Securities.
The Company has agreed to issue 11,400,000 special warrants to three offshore investors at U.S.$2.23 per special warrant for aggregate subscription proceeds of approximately U.S.$25.4 million. Each special warrant entitles the holder to receive, at no additional cost, one common share and one common share purchase warrant of the Company. Each common share purchase warrant entitles the holder to purchase one common share at a price of U.S.$2.63 per share until the fifth anniversary date of the closing. The special warrants may be exercised at any time following their date of issuance but will be deemed exercised immediately prior to their time of expiry. The special warrants will expire on the date which is the earlier of:
(a)	the fifth business day following the issuance of a regulatory receipt for a prospectus qualifying the distribution in Canada of the common shares and common share purchase warrants underlying the special warrants; or

(b)	the four month anniversary of the date of issuance of the special warrants.
Robert Friedland, the Company’s Deputy Chairman and largest shareholder, has subscribed for 2.2 million special warrants and, following the closing of the transaction, Mr. Friedland’s total equity interest in the Company will remain at just over 20%. Two offshore institutional investors subscribed for 5.7 million and 3.5 million special warrants, respectively. U.S.$4 million of the proceeds will be used to retire long-term debt, resulting in a net cash infusion of approximately U.S.$21.4 million. The issuance of the Special Warrants will be a sale of securities outside the United States under Rule 903 of the Securities Act of 1933 and is not subject to registration under the Securities Act.
A copy of the Company’s press release announcing the financing is filed as Exhibit 99.1 to this report and is incorporated by reference herein.
Section 9 — Financial Statements and Exhibits
Item 9.01.     Financial Statements and Exhibits.
(c)	Exhibits
99.1	Press Release dated April 6, 2006 announcing receipt of subscriptions for the issuance of 11,400,000 special warrants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IVANHOE ENERGY INC.
Date: April 7th, 2006	By:	/s/ Gordon Lancaster
Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated April 6, 2006 announcing receipt of subscriptions for the issuance of 11,400,000 special warrants.